Exhibit 10.12

STOCK GRANT AGREEMENT

STOCK GRANT AGREEMENT, dated as of December 22, 2017 (the “Agreement”), among FC Global Realty Incorporated, a Nevada corporation formerly known as Photomedex, Inc. (the “Company”), and Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each a “Note Holder,” and collectively, the “Note Holders”). The Company and the Note Holders are sometimes individually referred to in this Agreement as a “Party” and, collectively, as the “Parties.” Capitalized terms used, but not otherwise defined, in this Agreement have the meanings ascribed to them in the Contribution Agreement (as defined below).

RECITALS

A.            On March 31, 2017, the Company, First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated and FC Global Realty Operating Partnership LLC entered into an Interest Contribution Agreement (the “Contribution Agreement”).

B.            On October 12, 2017, pursuant to the Contribution Agreement, the Company issued to the Note Holders the Payout Notes in consideration for all outstanding compensation liabilities owed to the Note Holders by the Company.

C.            The Company and Opportunity Fund I-SS, LLC (the “Fund”) are entering into a Securities Purchase Agreement on or about the date hereof (the “Series B Purchase Agreement”), pursuant to which the Fund will acquire $1.5 million of the Company’s newly designated Series B Preferred Stock (the “Series B Financing”) at the initial closing that is expected to occur on or about the date hereof.

D.            Concurrent with the Series B Financing, the Company and the Note Holders are entering into this agreement to (1) cause the early conversion of the Payout Notes into 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”), (2) effectuate the release of all security interests associated with the Payout Notes, (3) obtain the agreement of the Note Holders to provide certain support services to the Company, (4) obtain the conditional resignation of certain of the Note Holders from the Board of Directors of the Company, (5) provide for the issuance of 1,857,336 additional shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in this Agreement (the “Additional Shares”), (6) provide for Cash Payments (as defined below) to the Note Holders in amounts equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes, (7) provide for certain registration rights to the Note Holders, (8) require certain security holders of the Company to provide Shareholder Approval as described below, and (9) provide for certain other representations, warranties, covenants and agreements as specified in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to, and agreed by and among the Parties as follows:

1.             Conversion of Payout Notes. On the Closing Date (as defined below), the Company and the Note Holders agree to accomplish the following:

(a)           The Payout Notes shall be converted into the Payout Shares and the Company shall issue to each of the Note Holders the number of Payout Shares specified opposite each such Note Holder’s name on Appendix A to this Agreement in conversion of, and in full satisfaction of, all the obligations of the Company under the Payout Notes.

(b)           Each Note Holder agrees that upon receipt of their Payout Shares all obligations under their Payout Note will be satisfied and discharged in full and any liens or security interests in any of the Company’s assets as security for the Company’s obligations under such Payout Notes shall be terminated and released without further action by or on behalf of the Note Holders. Each of the Note Holders hereby authorize the Company, after issuance to the Payout Shares to each of the Note Holders, to take any action as may be necessary to effectuate a release of such security interests including filing UCC-3 termination statements in the appropriate jurisdictions. For the avoidance of doubt, upon issuance of the Payout Shares to the Note Holders, that certain Security Agreement, dated October 12, 2017, among the Company and the Note Holders shall automatically be terminated and of no further force and effect with all obligations of the parties thereunder released.

2.             Requirement to Make Cash Payments. The Company shall make the cash payments to the Note Holders (the “Cash Payments”) in the amounts and on the dates specified in Appendix B to this Agreement in consideration of the services to be provided by such individuals under Section 4 (the “Services”). The Cash Payments will be paid through the Company’s customary payroll system in accordance with its payroll policy and the Note Holders shall be eligible to participate in the Company’s health plan during the period that they provide the Services. The Note Holders agree that the Company may, at its option, prepay the Cash Payments at any time without any penalty or premium. Notwithstanding the foregoing, if the Company instructs the Note Holders to cease providing the Services or otherwise attempts or does terminate the Note Holders as Service providers for any reason, such cessation of Services or termination will not affect the Company’s obligation to make the Cash Payments.

3.             Issuance of Additional Shares; Shareholder Approval.

(a)           Promptly, and, in any event, within ten (10) days after obtaining Shareholder Approval (as defined below), the Company shall issue to each Note Holder the number of Additional Shares set forth opposite such Note Holder’s name on Appendix A to this Agreement.

(b)           The rules and regulations of The Nasdaq Stock Market require approval from the Company’s stockholders prior to the issuance of the Additional Shares that are in excess of 19.99% of the Company’s issued and outstanding Common Stock on the date of this Agreement. Therefore, as promptly as possible following the Closing Date, the Company shall prepare and file with the Securities and Exchange Commission a proxy statement and take all actions necessary under Nevada law and the listing rules of The Nasdaq Stock Market to hold a special meeting of its stockholders to authorize and approve the issuance of the Additional Shares to the Note Holders (the “Shareholder Approval”).

4.             Provision of Support Services.

(a)           During the period from the Closing Date and ending on the later of (i) the effective date of the resignations provided for in Section 5 below (the “Resignation Effective Date”), or (ii) December 31, 2018, the Note Holders shall provide the Company with the following Services:

(i)           Dennis M. McGrath shall provide assistance and support to the Company’s Chief Financial Officer, General Counsel and auditors in connection with annual audit and quarterly filings as they relate to historical information and background during the period that Mr. McGrath was an officer of the Company and he will also provide assistance and support in connection with all SEC, Sarbanes-Oxley and tax compliance matters, as well as vendor and litigation support, particularly as it relates to prior merger and acquisition transactions involving the Company.

(ii)          Dr. Dolev Rafaeli shall provide assistance and support with regard to litigation, litigation-related and other third-party claim matters arising during the period when Dr. Rafaeli was an officer of the Company or that occur after such period but relate to facts and circumstances occurring during such period, including, without limitation, support in handling No!No! product liability claims and potential litigation involving HSN. Dr. Rafaeli will also provide assistance and support in connection with any tax audits or tax compliance matters involving periods during which Dr. Rafaeli was an officer of the Company.

(iii)         Yoav Ben-Dror shall provide assistance and support with respect to the winding down of the operations of the Company’s international subsidiaries and certain domestic subsidiaries to the extent that Mr. Ben-Dror has information regarding those domestic subsidiaries.

(b)           The Company and the Note Holders shall mutually agree upon what portion of the Cash Payments shall be deemed to be compensation for the aforementioned services and shall treat such portion of the Cash Payments as compensation for the services described above. Dr. Dolev Rafaeli and Dennis M. McGrath will continue to receive the employee benefits that they are currently receiving, including existing health and disability benefits, so long as they continue to provide the services described above. Once Dr. Dolev Rafaeli and Dennis M. McGrath no longer provide such services, they will receive COBRA coverage in accordance with, and as further described in, Section 6.20 of the Contribution Agreement to be fully paid for or reimbursed to Mesrs. Rafaeli and McGrath by the Company.

5.             Resignations of Dr. Dolev Rafaeli and Dennis McGrath. Dr. Dolev Rafaeli and Dennis McGrath hereby resign from the Board of Directors of the Company effective upon the last to occur of (a) receipt of all of the Payout Shares and all of the Additional Shares, (b) receipt of all of the Cash Payments (either in accordance with the schedule provided in Appendix B or, at the Company’s option, in one lump sum on an accelerated basis), and (c) the date that the Payout Shares and the Additional Shares have been registered for re-sale in accordance with the Registration Rights Agreement (as defined below). Dr. Dolev Rafaeli and Dennis McGrath hereby represent and warrant to the Company that their resignation is not the result of any disagreement that either of them have with the Company or the Board of Directors regarding the Company’s financial or accounting policies or operations.

6.             Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or about the date of this Agreement and concurrently with the closing of the transactions contemplated by the Series B Purchase Agreement (the “Series B Closing”) and this Agreement shall have no force or effect unless and until Series B Closing has occurred. The Closing is further conditioned upon the following:

(a)           The Company and the Note Holders shall have entered into a Registration Rights Agreement in the form of Exhibit A to this Agreement (the “Registration Rights Agreement”).

(b)           The Company shall have entered into a shareholder voting support and confidentiality agreement in the form of Exhibit B with the security holders of the Company identified in such form of agreement.

7.             Representations of Note Holders. Each Note Holder hereby represents and warrants to the Company that such Note Holder owns the Payout Note in the principal amount specified opposite his name on Appendix A beneficially and of record, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature. No Note Holder has never transferred or agreed to transfer their Payout Notes or otherwise dispose of their Payout Note, other than pursuant to this Agreement. There is no restriction affecting the ability of any Note Holder to transfer the legal and beneficial title and ownership of the Payout Notes to the Company for cancellation upon conversion thereof in accordance with this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by any Note Holder will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to such Note Holder, or any breach of any agreement to which such Note Holder is a party, or constitute a default thereunder, or result in the creation of any claim of any kind or nature on, or with respect to such Note Holder or such Note Holder’s assets, including, without limitation, such Note Holder’s Payout Note.

8.             Non-Disparagement. Each Party agrees with each other Party hereto, not to disparage any Party hereto and further agrees to take no action which is intended, or would reasonably be expected, to harm the reputation of any Party hereto or which would reasonably be expected to lead to unwanted or unfavorable publicity for any Party hereto; provided, that this provision shall not apply with respect to any case or controversy among the parties in contemplation or in connection with any litigation, arbitration or mediation.

9.             Further Assurances. At the request of the Company and without further consideration, the Note Holders will execute and deliver such other instruments of conversion, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively convert, transfer, convey and assign to the Company for conversion, the Payout Notes and to release any security interest in the Company’s assets that constitutes collateral for the Company’s obligations under the Payout Notes.

10.           Fees and Expenses. Each party shall be responsible for his or its own attorneys’ fees and costs in connection with the drafting and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

11.           Reliance. The Parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

12.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via (i) facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section or (ii) electronic mail (i.e., Email) prior to 6:30 p.m. (Eastern) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via (i) facsimile at the facsimile number specified in this Section or (ii) electronic mail (i.e., Email) on a day that is not a business day or later than 6:30 p.m. (Eastern) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given, if sent by any means other than facsimile or Email transmission. The address for such notices and communications shall be as follows.

If to the Company:	410 Park Ave
New York, NY 10022
Attention: Suneet Singal
Email: ssingal@photomedex.com; copy to
mpupach@photomedex.com

With a copy to:	BEVILACQUA PLLC
1050 Connecticut Ave., NW, Suite 500
Washington, DC 20036
Attention: Louis A. Bevilacqua, Esq.
Email: lou@bevilacquapllc.com

If to the Note Holders:	Dolev Rafaeli

Dennis M. McGrath

Yoav Ben-Dror

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

13.           Entire Agreement. This Agreement and the exhibits and appendices hereto and other agreements referred to herein contain the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

14.           Amendments. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

15.           Enforceability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

16.           Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

17.           Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

COMPANY:

FC Global Realty Incorporated

By:	/s/ Suneet Singal
Name: Suneet Singal Title: Chief Executive Officer

NOTE HOLDERS:

/s/ Yoav Ben-Dror
Yoav Ben-Dror

/s/ Dolev Rafaeli
Dr. Dolev Rafaeli

/s/ Dennis M. McGrath
Dennis M. McGrath

APPENDIX A

Schedule of Note Holders

Name of Note Holder	Principal Amount of Payout Note	Number of Payout Shares to be Received	Number of Additional Shares to be Received
Dr. Dolev Rafaeli	$3,133,934.00	3,134,876	1,034,509
Dennis M. McGrath	$977,666	977,960	322,727
Yoav Ben-Dror	$1,515,000	1,515,455	500,100

APPENDIX B

Cash Payments

Twelve (12) monthly payments made on the 1st of each month beginning January 1, 2018 in the following amounts:

Yoav: $10,310.42

Dolev: $21,328.16

Dennis: $6,653.56

EXHIBIT B

SHAREHOLDER VOTING SUPPORT AND CONFIDENTIALITY AGREEMENT

SHAREHOLDER VOTING SUPPORT AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of December 22, 2017, by and among Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each, a “Note Holder” and together, the “Note Holders”) and those holders of securities of FC Global Realty Incorporated, formerly PhotoMedex, Inc., a Nevada corporation (the “Company”), listed on Schedule I annexed hereto (each a “Securityholder” and collectively, the “Securityholders”).

RECITALS

The Company and the Note Holders have entered into a Stock Grant Agreement, dated as of the date hereof (the “Stock Grant Agreement”), pursuant to which the Company has agreed to issue an aggregate of 1,857,336 shares (the “Shares”) of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Stock Grant Agreement.

As of the date hereof, each Securityholder is the record owner of the number and type of securities of the Company set forth opposite the name of such Securityholder on Schedule I hereto.

As a condition to the willingness of the Note Holders to enter into the Stock Grant Agreement and as an inducement and in consideration therefor, each Securityholder has agreed to enter into this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

SECTION 1. Securityholder Meetings; Voting. Each Securityholder hereby agrees that from and after the date hereof and until this Agreement is terminated in accordance with Section 8, such Securityholder shall appear in person or by proxy at any meeting of the Securityholders of the Company called for purposes, and any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Stock Grant Agreement or the transactions contemplated by the Stock Grant Agreement is sought by the Company and approved by the board of directors of the Company and recommended to the Securityholders of the Company by the board of directors that include any of the following: (i) the adoption of the Stock Grant Agreement and the transactions contemplated by the Stock Grant Agreement or (ii) the approval of issuance of the Shares as contemplated by the Stock Grant Agreement.

Each Securityholder hereby agrees that from and after the date hereof and until this Agreement is terminated in accordance with Section 8, such Securityholder shall exercise all of his, her or its rights as a holder of securities of the Company to vote as follows to the extent that the following are approved by the board of directors of the Company and recommended to the Securityholders of the Company: (i) in favor of the adoption of the Stock Grant Agreement and the approval of the transactions contemplated by the Stock Grant Agreement; (ii) in favor of any proposal seeking approval for the issuance to the Note Holders or their designees of Common Stock equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance, in order that the Company may issue all Shares to the Note Holders or their designees under the Stock Grant Agreement (the “20% Proposal”); (iii) against any proposal made in opposition to, or in competition with, the matters set forth in (i) or (ii) above; and (iv) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the adoption of the Stock Grant Agreement and approval of the transactions contemplated by the Stock Grant Agreement at any meeting of the Securityholders of the Company. It is the intention of this paragraph that each Securityholder shall be obligated to vote in accordance with the above regardless of the particular wording of any proposal put forth to the Securityholders of the Company, in a manner consistent with the purpose of authorizing the Stock Grant Agreement and the issuance to the Note Holders or their designees of shares of Common Stock of the Company having the maximum voting power as is contemplated by the Stock Grant Agreement.

SECTION 2. Restriction on Transfer.

(a) Except as provided by Sections 2(c) and 2(d), each Securityholder agrees that he, she or it will not directly or indirectly, prior to the termination of this Agreement: (i) transfer, assign, sell, lend, sell short, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution), or offer or solicit to do any of the foregoing, of any or all of the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company held by him, her or it, including any additional equity securities and/or any debt or similar securities that are convertible into equity securities of the Company which Securityholder may subsequently acquire, including all additional equity securities which may be issued to Securityholder upon the exercise of any options, warrants or other securities convertible into or exchangeable for securities of the Company (all such securities of such Securityholder, “Subject Securities”) or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter or offer to enter into any derivative arrangement with respect to, or create or suffer to exist any liens or encumbrances with respect to, any or all of the Subject Securities or any right or interest therein, in either case that would reasonably be expected to prevent or delay such Securityholder’s compliance with his, her or its obligations hereunder; (iii) enter of offer to enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any Subject Securities with respect to any matter that is, or that could be exercised in a manner, inconsistent with the transactions contemplated by the Stock Grant Agreement and this Agreement or the provisions thereof and hereof; (v) deposit any Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any Subject Securities; or (vi) enter or offer to enter into any contract or agreement that would be breached by, or take any other action that would reasonably be expected to prevent or delay such Securityholder’s compliance with its obligations hereunder.

(b) Each Securityholder hereby acknowledges and agrees that the Company shall be entitled, during the term of this Agreement, to cause any transfer agent for the Subject Securities to decline to effect any Transfer and to note stop transfer restrictions on the stock register and other records relating to Subject Securities, and each Securityholder agrees to execute and deliver any further documents reasonably requested by the Company in furtherance of the same.

(c) Notwithstanding the foregoing, the restrictions set forth in this Section 2 shall not apply to the exercise of any option, warrant or other securities convertible or exchangeable for securities of the Company.

(d) Notwithstanding the foregoing, the restrictions set forth in this Section 2 shall not apply to any Transfer by First Capital Real Estate Operating Partnership, LP or First Capital Real Estate Trust Incorporated, in each case, to any holder of a security issued by any such person.

SECTION 3. Representations and Warranties of Securityholders. Each Securityholder on its own behalf hereby represents and warrants to the Note Holders as follows:

(a) The Securityholder is the record owner of the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company set forth opposite the name of the Securityholder on Schedule I to this Agreement. As of the date of this Agreement, the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company set forth opposite the name of the Securityholder on Schedule I to this Agreement represent all of the shares of equity securities and/or any debt or similar securities that are convertible into equity securities of the Company owned of record by the Securityholder.

(b) If the Securityholder is a corporation, partnership, limited liability company or other entity, such Securityholder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction, and has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(c) If the Securityholder is an individual, such Securityholder has the valid capacity to execute and deliver this Agreement and has duly executed and delivered this Agreement.

(d) If the Securityholder is a corporation, partnership, limited liability company or other entity, this Agreement has been duly authorized, executed and delivered by such Securityholder.

(e) This Agreement constitutes a valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally.

(f) The execution, delivery and performance by the Securityholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Stock Grant Agreement or the Securityholder’s ability to observe and perform its material obligations hereunder (a “Securityholder Material Adverse Effect”).

(g) The execution, delivery and performance by the Securityholder of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) contract, trust, commitment, agreement, understanding or arrangement of any kind (a “Contract”) or (B) permit, concession, franchise, right or license binding upon the Securityholder, (ii) result in the creation of any pledges, liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrance or restriction whatsoever on title transfer (collectively, “Encumbrances”), other than Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”), upon any of the properties or assets of the Securityholder, (iii) if the Securityholder is a corporation, partnership, limited liability company or other entity, conflict with or result in any violation of any provision of the organizational documents of such Securityholder, or (iv) conflict with or violate any applicable laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Securityholder Material Adverse Effect. The consummation by the Securityholder of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to the Securityholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Securityholder.

(h) The Securityholder’s Subject Securities are now, and at all times during the term hereof will be, held by the Securityholder or by a nominee or custodian for the benefit of the Securityholder, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder, (ii) Permitted Encumbrances and (iii) any Encumbrance imposed by any margin account in with the Subject Securities may be held (provided, that the Securityholder retains voting and dispositional control of any such Subject Securities).

(i) The Securityholder understands and acknowledges that the Note Holders are entering into the Stock Grant Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement.

(j) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Securityholder.

SECTION 4. Representations and Warranties of the Note Holders. Each Note Holder hereby represents and warrants to the Securityholders as follows:

(a) This Agreement has been duly authorized, executed and delivered by the Note Holder, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Note Holder, enforceable against the Note Holder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b) The execution, delivery and performance by the Note Holder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Stock Grant Agreement or Note Holder’s ability to observe and perform the Note Holder’s material obligations hereunder (a “Note Holder Material Adverse Effect”).

(c) The execution, delivery and performance by the Note Holder of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) Contract or (B) permit, concession, franchise, right or license binding upon the Note Holder, (ii) result in the creation of Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Note Holder, (iii) conflict with or violate any applicable laws, other than, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, be reasonably expected to have a Note Holder Material Adverse Effect. The consummation by the Note Holder of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to the Note Holder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to the Note Holder.

SECTION 5. Confidentiality.

(a) Confidentiality by the Securityholders. Except as otherwise required by applicable law, each Securityholder agrees to treat and hold as confidential, any confidential or proprietary information of the Note Holders relating, except for any such information which is generally known to the public or becomes generally known to the public, other than as a result of a disclosure by such Securityholder and not due to the breach of this Agreement (“Confidential Information”), and to refrain from disclosing any Confidential Information, except in accordance with the provisions of this Section 5. Unless otherwise public information, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties hereto, or between the Note Holders and certain third parties, shall not be released to any form of public media without the prior written consent of the Note Holders. Each Securityholder agrees that it shall treat all Confidential Information with at least the same degree of care as it accords to its own information of like nature, and each Securityholder represents that it exercises at least reasonable care to protect its own confidential information. Each Securityholder may disclose Confidential Information only to those of its employees, officers, directors, shareholders, partners, members, or owners of a similar equity interest in such Securityholder, or any of such Securityholder’s agents or representatives (all such persons or entities, collectively, “Securityholder Representatives”) who (i) need to know such information for the purposes of advising such Securityholder with respect to the Stock Grant Agreement and the consummation of the transactions contemplated by the Stock Grant Agreement and (ii) are informed by such Securityholder of the confidential nature of the Confidential Information and the obligations under this Agreement with respect to such Confidential Information. Each Securityholder also agrees to be responsible for enforcing the terms of this Agreement as to its Securityholder Representatives and maintaining the confidentiality of the Confidential Information and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Agreement and thereby prevent any disclosure or prohibited use of Confidential Information by any of its Securityholder Representatives.

(b) Disclosure Required by Law. Notwithstanding the foregoing, each Securityholder or any of the Securityholder’s Representatives may disclose Confidential Information without Note Holders’ consent to the extent required by law or legal process (provided that, unless prohibited by law, it first provides prompt notice to the Note Holders so that the Note Holders may seek a protective order or other appropriate remedy or consent to the disclosure). In the event a Securityholder or any of the Securityholder’s Representatives are required to so disclose Confidential Information, such Securityholder or such Representative may furnish that portion (and only that portion) of the Confidential Information that such person or entity has been advised by legal counsel that it is legally compelled or otherwise required to disclose, and such person or entity shall use all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed and, if requested by the Note Holders, shall use reasonable efforts to assist the Note Holders in obtaining an order or other assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company may disclose the terms and conditions of this Agreement as required by the rules and regulations of any national securities exchange, NASDAQ, or other market on which its securities are listed or qualified, the Securities and Exchange Commission or other applicable governmental or regulatory body. If the Company discloses the terms and conditions of this Agreement as provided in the immediately preceding sentence it shall use best efforts to give the other parties reasonable advance notice of such disclosure.

(c) Securityholder Acknowledgment. Each Securityholder also acknowledges and agrees that it is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person or entity in possession of material non-public information about a public company and that such Securityholder will comply with such laws.

SECTION 6. Fiduciary Responsibilities. No Securityholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Securityholder signs solely in his or her capacity as the record owner of such Securityholder’s Subject Securities and nothing herein shall limit or affect any actions taken by such Securityholder (or a designee of such Securityholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Stock Grant Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

SECTION 7. Power of Attorney. Each Securityholder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on such Securityholder’s behalf to execute any proxy relating to any meeting of the Securityholders of the Company called for the purposes set forth herein and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by such Securityholder.

SECTION 8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) the first Business Day following the date of the approval of the 20% Proposal by the Company’s stockholders;

(ii) the mutual written consent of the Note Holders and the Securityholders; or

(iii) December 31, 2018.

(b) Except as set forth in Section 8(c), upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person or entity in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise.

(c) Section 4 of this Agreement shall survive the termination of this Agreement until the first anniversary of the date of this Agreement. Section 8 of this Agreement shall survive the termination of this Agreement indefinitely.

SECTION 9. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Stock Grant Agreement are consummated.

SECTION 10. Miscellaneous.

(a) Liabilities Several. The agreements, obligations, representations and warranties of the Securityholders hereunder are made severally and not jointly.

(b) Effectiveness of Agreement. The agreements, obligations, representations and warranties of the Securityholders set forth in this Agreement shall not be effective or binding upon any Securityholder until after such time as the Stock Grant Agreement is executed and delivered by the parties thereto.

(c) Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (ii) transmitted by telecopy or e-mail (with confirmation of transmission) by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, telecopy number, e-mail address or person as a party may designate by notice to the other parties).

If to the Note Holders, to:

Dolev Rafaeli

Dennis M. McGrath

Yoav Ben-Dror

If to a Securityholder, to the address set forth on Schedule I attached hereto.

If to the Company, to:

FC Global Realty Incorporated
410 Park Ave

New York, NY 10022

Attention: Suneet Singal

Email: ssingal@photomedex.com; copy to mpupach@photomedex.com

With a copy (which shall not constitute notice) to:

BEVILACQUA PLLC

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

(d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original to the other parties.

(f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer, nor shall it confer, upon any person other than the parties hereto any legal or equitable rights or remedies or benefits of any nature whatsoever.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise apply under applicable principles of conflicts of law thereof.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; notwithstanding the foregoing, each Note Holder may assign any of the rights and benefits of this Agreement to any person that has or acquires any Shares. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

(j) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(k) Specific Performance, Jurisdiction, Enforcement.

(i) The parties agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 9, each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal and state courts located in New York County, New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees that no other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(k), and each party hereto hereby irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(ii) Each of the parties (A) irrevocably submits itself to the exclusive jurisdiction of the federal and state courts located in the New York County, New York for the purpose of any action, proceeding or litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance hereof or thereof, or any other appropriate form of specific performance or equitable relief, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action, proceeding or litigation relating to this Agreement or the transactions contemplated by this Agreement in any court other than any of the federal and state courts located in the State of New York. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, proceeding or litigation with respect to this Agreement, (X) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10(k), (Y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (Z) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(iii) Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 10(c) and agrees that service of any process, summons, notice or document by personal delivery or by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 10(c) and on the signature pages hereto shall be effective service of process for any action, proceeding or litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 10(k) shall affect the right of any party to serve legal process in any other manner permitted by law.

(l) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(m) Miscellaneous.

(i) Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference in this Agreement to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires. Any reference in this Agreement to a “Business Day” shall mean a day in which the New York branch of the Federal Reserve Bank is open for business during its normal hours of operation.

(ii) In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover its actual attorneys’ fees and all disbursements in addition to any other available remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

NOTE HOLDERS:

Yoav Ben-Dror

Dolev Rafaeli

Dennis M. McGrath

SECURITYHOLDERS:

By: OP Fund I Manager, LLC

By:
Name: Kristen Pigman Title: Director

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP

By: First Capital Real Estate Trust Incorporated, its general partner

By:
Name: Suneet Singal Title: Chief Executive Officer

Yoav Ben-Dror

Dolev Rafaeli

Dennis M. McGrath

SCHEDULE I

Name and Address	Security Held
First Capital Real Estate Operating Partnership, LP 60 Broad Street, 34th Floor New York NY 10004 Attention: Suneet Singal	879,234 shares of Common Stock and 79,389.64 shares of non-voting Series A Convertible Preferred Stock (currently convertible into 1,984,741 shares of Common Stock).
Opportunity Fund I-SS, LLC c/o OP Fund I Manager, LLC 2481 Sunrise Blvd, Suite 200 Gold River, CA 95670 Attention: Kristen E. Pigman	1,500,000 shares of Series B Preferred Stock.
Dolev Rafaeli __________________ __________________

149,774 shares of Common Stock, 3,134,876 additional shares of Common Stock that will be issued on the date hereof upon conversion of the Payout Note, 1,034,509 additional shares of Common Stock that will be issued following stockholder approval pursuant to the terms of the Share Grant Agreement, 33,750 additional shares of Common Stock subject to restriction agreements, vested options to purchase 35,600 shares of Common Stock, and unvested options to purchase 1,900 shares of Common Stock.

Dennis M. McGrath __________________ __________________

26,528 shares of Common Stock, 977,960 additional shares of Common Stock that will be issued on the date hereof upon conversion of the Payout Note, 322,727 additional shares of Common Stock that will be issued following stockholder approval pursuant to the terms of the Share Grant Agreement, 24,750 additional shares of Common Stock subject to restriction agreements, vested options to purchase 37,490 shares of Common Stock and unvested options to purchase 1,400 shares of Common Stock.

Yoav Ben-Dror __________________ __________________	299,184 shares of common stock, 1,515,455 additional shares of Common Stock that will be issued on the date hereof upon conversion of the Payout Note, 500,100 additional shares of Common Stock that will be issued following stockholder approval pursuant to the terms of the Share Grant Agreement, and warrants to purchase 11,500 shares of common stock.